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                                                                   EXHIBIT 10.3


       FORM OF EMPLOYMENT AGREEMENT BETWEEN COMMUNITY SAVINGS BANKSHARES,
            INC., COMMUNITY SAVINGS, F. A. AND JAMES B. PITTARD, JR.


                                   AGREEMENT


         AGREEMENT, dated this ________ day of _________ 1999, between Community Savings, F.A. (the "Association"), a federally chartered savings and loan association, Community Savings Bankshares, Inc. (the "Corporation"), a Delaware corporation, and James B. Pittard, Jr. (the "Executive"). The Corporation and the Association are collectively referred to as the "Employers".

                              W I T N E S S E T H

         WHEREAS, the Executive is presently an officer of the Employers;,

         WHEREAS, the Employers desire to be ensured of the Executive's continued active participation in the business of the Employers; and

         WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive's agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive by the Employers in the event that his employment with the Employers is terminated under specified circumstances;

         NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

         1. DEFINITIONS. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

         (a) ANNUAL COMPENSATION. The Executive's "Annual Compensation" for purposes of this Agreement shall be deemed to mean the highest level of compensation paid to the Executive by the Employers or any subsidiary thereof during the calendar year in which the Date of Termination occurs (determined on an annualized basis) or either of the two calendar years immediately preceding the calendar year in which the Date of Termination occurs and which was either
(i) included in the Executive's gross income for tax purposes, including but not limited to Base Salary, bonuses and amounts taxable to the Executive under any qualified or non-qualified employee benefit plans of the Employers, or (ii) deferred at the election of the Executive;

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PROVIDED, HOWEVER, that for purposes of the calculation of "Annul
Compensation," income related to restricted stock plans and stock option plans of the Employers shall not be included.

         (b) BASE SALARY. "Base Salary" shall have the meaning set forth in
Section 3(a) hereof.

         (c) CAUSE. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of the Employers.

         (d) CHANGE IN CONTROL OF THE CORPORATION. "Change in Control of the Corporation" shall mean the occurrence of any of the following: (i) the acquisition of control of the Corporation as defined in 12 C.F.R. section 574.4, unless a presumption of control is successfully rebutted or unless the transaction is exempted by 12 C.F.R. section 574.3(c)(vii), or any successor to such sections; (ii) an event that would be required to be reported in response to Item 1(a) of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor thereto, whether or not any class of securities of the Corporation is registered under the Exchange Act; (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities; or (iv) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least two-thirds thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least majority of the directors then still in office who were directors at the beginning of the period.

         (e) CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.


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         (f) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the
Executive's employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and (ii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

         (g) DISABILITY. Termination by the Corporation of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employers or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

         (h) GOOD REASON. Termination by the Executive of the Executive's employment for "Good Reason" shall have the meaning as set forth in Section 1(g) of that certain Change in Control Severance Agreement between the Employers and the Executive dated _______________, 1999 (the "Change in Control Agreement").

         (i) IRS. IRS shall mean the Internal Revenue Service.

         (j) NOTICE OF TERMINATION. Any purported termination of the Executive's employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers' termination of the Executive's employment for Cause, which shall be effective immediately, and (iv) is given in the manner specified in Section 10 hereof.

         (k) RETIREMENT. "Retirement" shall mean voluntary termination by the Executive in accordance with the Employers' retirement policies, including early retirement, generally applicable to their salaried employees.

         2. TERM OF EMPLOYMENT.

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         (a) The Employers hereby employ the Executive as President and Chief
Executive Officer, and the Executive hereby accepts said employment and agrees to render such services to the Corporation on the terms and conditions set forth in this Agreement. The term of this Agreement shall be a period of one year commencing as of the date hereof (the "Commencement Date"), subject to earlier termination as provided herein. Beginning on the day following the Commencement Date, and on each day thereafter, the term of this Agreement shall be extended for a period of one day in addition to the then-remaining term, provided that the Employers have not given notice to the Executive in writing at least 60 days prior to such day that the term of this Agreement shall not be extended further. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms. The Boards of Directors of the Employers shall review on a periodic basis (and no less frequently than annually) whether to permit further extensions of the term of this Agreement. As part of such review, the Boards of Directors shall consider all relevant factors, including the Executive's performance hereunder, and shall either expressly approve further extensions of the time of this Agreement or decide to provide notice to the contrary.

         (b) During the term of this Agreement, the Executive shall perform such executive services for the Employers as may be consistent with his titles and from time to time assigned to him by the Employers' Boards of Directors.

         3. COMPENSATION AND BENEFITS.

         (a) The Employers shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $______ per year ("Base Salary"), which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive's express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers.

         (b) During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, restricted stock grant plan, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his


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then duties and responsibilities, as fixed by the Boards of Directors of the
Employers. The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

         (c) During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers. The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

         4. EXPENSES. The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, automobile expenses and other traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.

         5. TERMINATION.

         (a) The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

         (b) In the event that (i) the Executive's employment is terminated by the Employers for Cause or (ii) the Executive terminates his employment hereunder other than for Disability,



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Retirement or death, the Executive shall have no right pursuant to this
Agreement to compensation or other benefits for any period after the applicable Date of Termination.

         (c) In the event that the Executive's employment is terminated as a result of Disability or Retirement during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination. In the event that the Executive is terminated by the Employers in the event of a Change in Control of the Corporation or if the Executive terminates his employment for Good Reason, the Executive shall be due such payments and benefits as provided for in the Change in Control Agreement.

         (d) In the event that (i) the Executive's employment is terminated by the Corporation for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive due to a material breach of this Agreement by the Employers, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Employers, then the Employers shall:

                  (A) pay to the Executive, in either twelve (12) equal monthly installments beginning with the first business day of the month following the Date of Termination or in a lump sum within five business days of the Date of Termination (at the Employers' election), a cash severance amount equal to one (1) times that the Executive's Annual Compensation paid by the Employers, and

                  (B) maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of employment pursuant hereto prior to the Notice of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph
         (B)), at no cost to the Executive (except to the extent the Executive already bears all or a portion of the expense of such benefits prior to the Date of Termination), the Executive's continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other employee benefit plans, programs and arrangements offered by the Employers in which the Executive was entitled to participate immediately


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         prior to the Date of Termination (excluding (x) stock option and restricted stock plans of the Employers, (y) bonuses and other items of cash compensation included in Annual Compensation, and (z) other benefits, or portions thereof, included in Annual Compensation), provided that in the event that the Executive's participation in any plan, program or arrangement as provided in this subparagraph (B) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employers shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

         6. LIMITATION OF BENEFITS UNDER CERTAIN CIRCUMSTANCES. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits payable by the Association pursuant to Section 5 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Employers under Section 5 being non-deductible to the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent counsel selected by the Employers' independent public accountants and paid by the Employers. Such counsel shall be reasonably acceptable to the Employers and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty
(30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

         7. MITIGATION; EXCLUSIVITY OF BENEFITS.

         (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced


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by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

         (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

         8. COVENANT NOT TO COMPETE. The Executive hereby covenants and agrees that, in the event of his termination of employment with the Employers prior to the expiration of the term of this Agreement, then for a period equal to one
(1) year following the Date of Termination of employment, he shall not, without the written consent of the Employers, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within fifty (50) miles of the headquarters of the Association, the Corporation or any affiliate of either of them on the Date of Termination; PROVIDED, HOWEVER, that this Section 8 shall not apply if the Executive's employment is terminated for the reasons set forth in Sections 5(c) and 5(d).

         9. WITHHOLDING. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

         10. ASSIGNABILITY. The Employers may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of their assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

         11. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when


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delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

         To the Corporation:          Secretary
                                      Community Savings Bankshares, Inc.
                                      660 U.S. Highway One
                                      North Palm Beach, Florida 33408

         To the Association:          Secretary
                                      Community Savings, F.  A.
                                      660 U.S. Highway One
                                      North Palm Beach, Florida 33408

         To the Executive:            James B. Pittard, Jr.
                                      632 Southeast Colony Way
                                      Jupiter, Florida  33478

         12. AMENDMENT; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         13. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Delaware.

         14. NATURE OF OBLIGATIONS. Nothing contained herein shall create or require the Corporation to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

         15. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


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         16. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         18. REGULATORY ACTIONS. The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to All Savings Associations, 12 C.F.R. ss.563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

         (a) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employers' affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. ss.ss.1818(e)(3) and 1818(g)(1)), the Employers' obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employers may, in their discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

         (b) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employers' affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. ss.ss.1818(e)(4) and (g)(1)), all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

         (c) If the Association is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. ss.1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.


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         (d) All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. ss.563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employers is necessary): (i) by the Director of the Office of Thrift Supervision ("OTS"), or his/her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) of the FDIA (12 U.S.C. ss.1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Association or when the Association is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

         19. REGULATORY PROHIBITION. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. ss.1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359. In the event of the Executive's termination of employment with the Association for Cause, all employment relationships and managerial duties with the Association shall immediately cease regardless of whether the Executive remains in the employ of the Corporation following such termination. Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Association.

         20. INDEMNIFICATION. The Corporation shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Corporation (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities). Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

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         21. ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the Corporation and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect. Notwithstanding the foregoing, nothing contained in this Agreement shall affect the Change in Control Agreement of even date being entered into between the Employers and the Executive.



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         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


Attest:                                 COMMUNITY SAVINGS BANKSHARES, INC.

__________________________________      By:_______________________________
                                           Name:
                                           Title:


Attest:                                 COMMUNITY SAVINGS, F. A.

__________________________________      By:_______________________________
                                           Name:
                                           Title:


                                        EXECUTIVE

                                        By:_______________________________




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